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                                                                      EXHIBIT 99


Sapient Completes Acquisition of Human Code

CAMBRIDGE, Mass. -- August 29, 2000 -- Sapient (NASDAQ: SAPE), today announced that it has completed the acquisition of Human Code, Inc., a leading developer of rich media and broadband applications for entertainment and e-learning companies. The acquisition, which was announced on August 9, 2000, was consummated by the issuance of 1,503,294 shares of Sapient common stock (split-adjusted) and the assumption of existing Human Code options. The transaction will be recorded as a purchase for accounting purposes. "Our work with Human Code is off to a fast start, and the enthusiasm and commitment of everyone involved is impressive," said J. Stuart Moore, co-chairman and co-chief executive officer of Sapient. "Human Code's expertise in producing and delivering high quality rich-media and broadband content complement our own capabilities in strategy, creative design, experience modeling, and technology. We look forward to combining our skills to help our clients succeed."

About Sapient

Founded in 1991, Sapient is a leading creator of New Economy businesses, providing Internet strategy consulting, sophisticated end-to-end solutions, and launch support to Global 1000 and startup companies. As Architects for the New Economy, Sapient has been providing Internet solutions since 1994, and employs approximately 2,800 people in offices in Cambridge, Mass., the company's headquarters, as well as Atlanta, Austin, Chicago, Dallas, Denver, Houston, London, Los Angeles, Milan, New York, San Francisco, San Rafael, Sydney, and Washington D.C. Sapient is included in the Standard & Poor's (S&P) 500 Index. More information on Sapient can be found at www.sapient.com.